SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          IPVOICE COMMUNICATIONS, INC.


                  Nevada                                65-0729900
      -------------------------------              -------------------
     (State or other jurisdiction of                 (I.R.S. Employer
      incorporation or organization)                Identification No.)



    7585 East Redfield Road, Suite 202
         Scottsdale, Arizona                                85260
  ----------------------------------------                ----------
  (Address of principal executive offices)                (Zip Code)


                                  Barbara Will
                      President and Chief Operating Officer
                       7585 East Redfield Road, Suite 202
                            Scottsdale, Arizona 85260
                                 (480) 948-1895
            (Name, address and telephone number of agent for service)


                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------
Title of                          Proposed        Proposed
Securities         Amount         Maximum         Maximum        Amount
to be              to be          Offering Price  Aggregate        of
Registered         Registered(1)  per Share(2)    Offering Price   Fee
-----------------------------------------------------------------------
Common Stock,
no par value

Brenda Hamilton    500,000        $0.05           $25,000        $2.30

TOTAL              500,000        $0.05           $25,000        $2.30
-----------------------------------------------------------------------

1. Represents shares issuable pursuant to agreement(s) for services rendered.
2. The prices hereof may change prior to the effective date of the Registration Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).
3. Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the price at the close of market on April 11, 2002.

When  used   herein,   the  terms  "we,"  "us,"  and  "our"  refers  to  IPVoice
Communications, Inc, a Nevada corporation.

                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)

ITEM 1.  PLAN INFORMATION
We will provide the information specified in Item 1 by Rule 428 of the Securities Act of 1933 to each person receiving the shares registered hereunder.

We are not filing these documents as part of this registration statement or as prospectuses or prospectus supplements, in accordance with the rules and regulations of the Securities and Exchange Commission.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

We will provide the information specified in Item 2 by Rule 428(b) of the Securities Act of 1933 to each person receiving the shares registered hereunder. We are not filing these documents as part of this registration statement or as prospectuses or prospectus supplements, in accordance with the rules and regulations of the Securities and Exchange Commission.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference to the documents listed below, which we filed previously with the Securities and Exchange Commission:

(a) Our latest Annual Report on Form 10-KSB for the year ended December 31, 2000, filed under Section 13(a) or 15(d) of Securities Act of 1934, as amended (the "Exchange Act").

(b) All other reports which we have filed pursuant to Section 13(a) or 15(d) of the Exchange Acts since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

(c) Our Registration Statement on Form SB-2 and all amendments thereto effective as of February 14, 2001.

(d) The description of our common stock contained in our Form 10-SB which was filed as of November 3, 1999.

(e) Our Articles of Incorporation and any amendments thereto and Bylaws; and

(f) All other documents filed by us after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which de-registers all securities then remaining unsold, and which shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES
Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
Hamilton, Lehrer and Dargan, P.A., located at 555 South Federal Highway, Suite 270, Boca Raton, Florida 33432, will review the validity of the issuance of the shares of our common stock being offered. Members of this firm own 500,000 shares of our common stock. Our financial statements have been audited by Durland & Company, CPAs, P.A., who consents to incorporation by reference of their report in the Company's Form 10-KSB for the period ended December 31, 2001 and in the Company's Form SB-2 effective as of February 14, 2001.

ITEM 6.  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS.

Limitation of Liability and Indemnification Matters
Our articles of incorporation provide that no director shall have personal liability to any of our stockholders for monetary damages for breach of any duty as a director or officers involving any act or omission of any such director or officer. Such a provision, however, under Nevada law, cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of the law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of the Nevada Revised Statutes or, (v) for any transactions from which the director derived an improper personal benefit. Our bylaws provide for indemnification of officers and directors pursuant to Nevada law.

Section 78.7502 of the Nevada Revised Statutes ("NRS") provides that Nevada corporations may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. We may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

Section 78.751 of the NRS provides that any indemnification  provided for by NRS
78.7502 (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

Section 78.752 of the NRS allows corporations to provide insurance, or other financial arrangements such as a program of self-insurance, for their directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not the corporation has the authority to indemnify the person against such liability and expenses. However, no financial arrangement made under
Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
Not  applicable.

ITEM 8.  EXHIBITS
(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.     Title

5.1             Legal opinion of Hamilton, Lehrer & Dargan, P.A.
10.1            Agreement with Hamilton, Lehrer & Dargan
23.1            Consent of Hamilton, Lehrer & Dargan, P.A. (contained in Exhibit
                5.1)
23.2            Consent of Durland & Company, P.A., Certified Public Accountants

ITEM 9.  UNDERTAKINGS
We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

IPVoice Communications, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of IPVoice Communications, Inc. pursuant to the foregoing provisions, or otherwise, IPVoice Communications, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by IPVoice Communications, Inc. of expenses incurred or paid by a director, officer or controlling person of IPVoice Communications, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, IPVoice Communications, Inc. certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of _________________, State of Arizona, on April 12, 2002.

IPVoice Communications, Inc.
(Registrant)

/s/ Barbara Will
----------------
Barbara Will, President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.




/s/ James Howson
----------------
James Howson, Director and Chief Executive Officer